Exhibit 99.1

BARNWELL INDUSTRIES, INC.

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2015

HONOLULU, HAWAII, May 13, 2015 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported net losses of $2,017,000 ($0.24 per share) and $2,484,000 ($0.30 per share) for the three and six months ended March 31, 2015, respectively, as compared to net losses of $285,000 ($0.03 per share) and $1,274,000 ($0.15 per share) for the three and six months ended March 31, 2014, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The loss for the quarter ended March 31, 2015 increased significantly as natural gas, oil and natural gas liquids prices decreased 58%, 55% and 68%, respectively, in this current quarter as compared to a year ago, and production decreased for all products as a result of divestitures of oil and natural gas properties in fiscal 2014.  Additionally, this year’s quarter included $785,000 in non-cash deferred income tax expense resulting from a valuation allowance for a portion of our deferred tax assets related to asset retirement obligations while last year’s period did not.  The results for the three months ended March 31, 2015 as compared to last year’s three months ended March 31, 2014 had an $817,000 increase in land investment revenues and a $484,000 increase in equity in income of our affiliates due to land sales.

“The loss for the six months ended March 31, 2015 increased as compared to the six months ended March 31, 2014 as natural gas, oil and natural gas liquids prices decreased 36%, 37% and 53%, respectively, in this current six months as compared to a year ago and this year’s six months included the aforementioned $785,000 in non-cash deferred income tax expense while last year’s period did not.  Improving the results for the six months ended March 31, 2015 as compared to last year’s six months ended March 31, 2014 was a $1,729,000 increase in land investment revenues and a $719,000 increase in equity in income of our affiliates due to land sales.

“During the quarter ended March 31, 2015 Barnwell repaid $2,000,000 of long-term debt under its Canadian facility, reducing our debt under the facility to $5,000,000 and in April 2015 Barnwell’s credit facility at Royal Bank of Canada was amended and renewed through April 2016.  The amendment, among other things, decreased the credit facility to $6,500,000 Canadian dollars from $11,800,000 Canadian dollars largely due to the decrease in security resulting from declines in oil and natural gas prices.  Also, two recent real estate sales at Kaupulehu occurred subsequent to our second quarter-end and generated $643,000 in percentage payments to the Company’s 77%-owned partnership which will be recognized in the quarter ending June 30, 2015.

“Due to the declining price environment of oil and natural gas the Company began taking steps in March 2015 to reduce executive compensation and has taken additional steps in our current third quarter to further reduce executive compensation and other general and administrative expenses.  Barnwell ended the quarter with $9,097,000 in cash and cash equivalents and $8,207,000 in working capital at March 31, 2015.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)
	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

Revenues	$3,492,000	$7,833,000	$9,524,000	$15,034,000

Net loss	$(2,017,000)	$(285,000)	$(2,484,000)	$(1,274,000)

Net loss per share – basic
and diluted	$(0.24)	$(0.03)	$(0.30)	$(0.15)

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160